From: gwang@sesasia.net [mailto:gwang@sesasia.net]
Sent: Friday, August 13, 2010 8:26 PM
To: Vaughn Cook
Cc: Kami Howard; devans@kmclaw.com
Subject: Resignation from Board

Dear Vaughn,

In light of current business activity and needs here in China I regret to inform you that I am hereby resigning from the Board of Directors of ZYTO Corp.

I have enjoyed serving on the Board for the last few years and look forward to many more years of association with ZYTO by virtue of our business here.

Sincerely,

Goodwin Wang